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                                                                   EXHIBIT 10.15

                            FIRST AMENDMENT TO LEASE

                                     BETWEEN

                           SAN DIEGO TECH CENTER, LLC

                                       AND

                             OPTICAL MICRO MACHINES

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                            FIRST AMENDMENT TO LEASE

        This First Amendment to Lease (this "Amendment"), entered into as of January 18, 1999, but effective as of August 31, 1999 ("Effective Date"), by and between SAN DIEGO TECH CENTER, LLC, a Delaware limited liability company ("Landlord"), and OPTICAL MICRO MACHINES, a California corporation ("Tenant"), modifies that certain Office Building Lease dated as of March 25, 1999, by and between Landlord and Tenant (the "Lease"). All capitalized terms used in this Amendment and not defined shall have the meanings set forth in the Lease.

        The parties hereto desire that the Lease be modified to provide for, among other things, expansion of the Premises.

                                    AGREEMENT

        NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to the above recitals and as follows:

        1. Premises. Tenant currently leases approximately 17,463 rentable square feet in the Building (the "Existing Premises"). The Lease is hereby amended to provide for a new definition of the Premises. Effective as of the Additional Premises Commencement Date (as defined in Section 2 below), Tenant shall continue to lease the Existing Premises and shall commence to lease additional premises in the Building consisting of approximately 1,362 additional rentable square feet (the "First Expansion Space") and approximately 2,387 additional rentable square feet (the "Second Expansion Space"). The First Expansion Space and Second Expansion Space are collectively referred to herein as the "Additional Premises." The Existing Premises and the Additional Premises consist of a total of approximately 21,212 rentable square feet, which shall hereafter be referred to as the "Premises". The Additional Premises are shown on Exhibit A attached hereto and incorporated herein by this reference.

        2. Additional Premises Term. The term of the Lease for the Additional Premises shall commence upon the Effective Date of this Amendment (the "Additional Premises Commencement Date") and shall be coterminous with the Term of the Lease for the Existing Premises which expires May 31, 2004. The extension option described in Article 32 of the Lease shall also apply to the Additional Premises.

        3. Rent and Building/Project Expenses.

               3.1 First Expansion Space. Effective as of September 1, 1999, Tenant shall commence to pay Rent and, as Additional Charges, Tenant's Building Share of Building Expenses and Tenant's Project Share of Project Expenses for the First Expansion Space. Rent for the First Expansion Space shall be an amount equal to the number of rentable square feet in the First Expansion Space multiplied by the Rent per rentable square foot then payable for the Existing Premises (i.e., $1.28 per rentable square foot per month), for a total of $1,743.36 per month for the First Expansion Space. The Rent for the First Expansion Space shall be increased by four percent (4%) every one (1) year anniversary after the Commencement Date for the Existing Premises on a cumulative basis (i.e., the first such Rent increase for the First Expansion Space shall be effective June 1, 2000).

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               3.2 Second Expansion Space. Effective January 1, 2000, Tenant
shall commence to pay, as Additional Charges, Tenant's Building Share of Building Expenses and Tenant's Project Share of Project Expenses for the Second Expansion Space. Effective on March 1, 2000, Tenant shall commence to pay Rent for the Second Expansion Space in an amount equal to the number of rentable square feet in the Second Expansion Space multiplied by the Rent per rentable square foot then payable for the Existing Premises (i.e., $1.28 per rentable square foot per month), for a total of $3,055.36 per month for the Second Expansion Space. The Rent for the Second Expansion Space shall be increased by four percent (4%) every one (1) year anniversary after the Commencement Date for the Existing Premises on a cumulative basis (i.e., the first such Rent increase for the Second Expansion Space shall be effective June 1, 2000).

        Rent and Additional Charges described in this Section 3 for the Additional Premises shall be payable at the same time and in the same manner as the Rent and Additional Charges for the Existing Premises, and shall be in addition to all other Rent, Additional Charges, and other amounts payable by Tenant under the Lease. Accordingly, as of the Additional Premises Commencement Date and as applicable to the Additional Premises, Tenant shall pay those utilities and services required to be paid directly by Tenant and Tenant's reimbursement of electrical house meters as set forth in Section 19.1 of the Lease.

        4. Tenant's Building Share/Tenant's Project Share. Effective as of September 1, 1999, Tenant's Building Share shall be increased to 8.29% (calculated by dividing the sum of the Rentable Area of the Existing Premises plus the Rentable Area of the First Expansion Space minus the Rentable Area of the Must Take Space (for a total of 12,825) by the Building Rentable Area (154,773)) and Tenant's Project Share shall be increased to 2.03% (calculated by dividing the sum of the Rentable Area of the Existing Premises plus the Rentable Area of the First Expansion Space minus the Rentable Area of the Must Take Space (for a total of 12,825) by the Rentable Area of the Project (632,809)) to reflect the additional rentable square feet in the First Expansion Space. Effective as of January 1, 2000, Tenant's Building Share shall be increased to 13.71% (calculated by dividing the Rentable Area of the Premises (21,212) by the Rentable Area of the Building (154,773)) and Tenant's Project Share shall be increased to 3.35% (calculated by dividing the Rentable Area of the Premises (21,212) by the Rentable Area of the Project (632,809)) to reflect the additional rentable square feet in the Second Expansion Space and in the Must Take Space as set forth in the Lease.

        5. Acceptance of Additional Premises "As Is". Upon taking possession of the Additional Premises, Tenant shall be deemed to have accepted the same in its "as is" condition as of the Effective Date of this Amendment without any demolition or other work being done, and to have acknowledged that the same fully complies with Landlord's obligations under the Lease and this Amendment.

        6. Additional Tenant Improvements for Premises. Effective as of the Additional Premises Commencement Date, Tenant shall have the right to receive an additional allowance from Landlord not to exceed Twenty-Three Thousand Four Hundred Thirty-One and 25/100 Dollars ($23,431.25) (i.e., $6.25 per rentable square foot of the Additional Premises) which shall be considered part of the T.I. Allowance for construction of additional Tenant Improvements in the Premises. In addition, at Tenant's request, Tenant shall have the right to receive an additional allowance from Landlord not to exceed Eleven Thousand Two Hundred Forty-Seven Dollars ($11,247.00) (i.e., $3.00 per rentable square foot of the Additional Premises) which shall be considered part of the

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T.I. Allowance for construction of additional Tenant Improvements in the
Premises; provided, that any such amounts paid by Landlord shall be repaid by Tenant, amortized over the Initial Term of the Lease plus 11% interest per annum, in equal monthly installments made at the same time and in the same manner as Rent. The disbursement of the T.I. Allowance and Tenant's construction of such additional Tenant Improvements shall be in accordance with and subject to the terms and conditions of Section 7.1 and Article 31 of the Lease. Landlord shall cause to be constructed a demising wall between the Premises and certain adjacent premises as shown on Exhibit A attached hereto, provided that fifty percent (50%) of the total reasonable, actual costs of such construction shall be paid by Tenant (which costs may be paid out of the T.I. Allowance).

        7. Brokers. Except for The Irving Hughes Group, Inc. which shall be paid a commission by Landlord pursuant to Section 30.12 of the Lease, Tenant warrants that it has had no dealings with any real estate broker or agent in connection with this Amendment, and that Tenant knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Amendment. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, except the broker representing Landlord, Tenant shall be solely responsible for the payment of any fee due such person or broker, and Tenant shall defend, indemnify, and hold Landlord harmless, against any liability in respect thereto, including attorneys' fees and costs.

        8. Miscellaneous.

               8.1 Further Assurances. Each of the parties hereto agrees to execute all documents and instruments and to take all other actions as may specifically be provided for herein or in the Lease as may be required in order to consummate the purposes of this Amendment.

               8.2 Integration; Interpretation. This Amendment in combination with the Lease contains or expressly incorporates by reference the entire agreement of the parties with respect to the matters contemplated herein and supersedes all prior negotiations. Except as specifically set forth herein, the Lease remains unmodified and in full force and effect.

               8.3 Construction. The parties acknowledge that each party and its counsel have reviewed this Amendment. The parties agree that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment.

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               8.4 No Defaults. Tenant hereby represents and warrants that it is not in default under the Lease nor do any facts or circumstances exist which with the passage of time or the giving of notice, or both, could ripen into a default.

        IN WITNESS WHEREOF, this Amendment has been executed as of the date first above set forth.

LANDLORD:                                   TENANT:
--------                                    ------

SAN DIEGO TECH CENTER, LLC,                 OPTICAL MICRO MACHINES,
a Delaware limited liability company        a California corporation

By:   San Diego Realty Fund 5, LLC,
        a California limited liability      By /s/ Hus Tigli
        company, Its Administrative
        Member                              Hus Tigli President & CEO
                                            ------------------------------------
                                            [Printed Name and Title]

        By /s/ Signature Illegible          By /s/ Kathryn M. White

        Its                                 Kathryn White, Asst. Corp. Secretary
           ---------------------------      ------------------------------------
            Manager                         [Printed Name and Title]


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                                   EXHIBIT A

             [EXHIBIT DEPICTS ADDITIONAL PREMISES LEASED BY TENANT]



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